GANNETT CO., INC.
        1978 EXECUTIVE LONG-TERM INCENTIVE PLAN
                   AMENDMENT NO. 9


This amendment to the Gannett Co., Inc. 1978 Executive Long-Term
Incentive Plan (the "Plan") is adopted pursuant to resolutions of the Executive Compensation Committee of the Board of Directors of the Company on July 26, 1999, and is effective on that date.

Section 6.2 of the Plan is hereby amended as follows:

6.2  Assignability

     No award under the Plan shall be assignable or transferable, voluntarily or involuntarily, except (i) by will or the laws of descent and distribution or (ii) with the consent of the participant, by authorization of, or pursuant to procedures established by, the Committee to a member of a participant's family and/or a trust whose beneficiaries are members of the participant's family or to such other persons or entities as may be approved by the Committee. During the life of the participant, awards shall be exercisable only by the participant or by the participant's guardian, legal representative or, following a transfer pursuant to (ii) above, by the approved transferee. The rights of an approved transferee are only those that the participant would have had under the Plan if the participant had retained the options. Notwithstanding the foregoing, in no event may ISOs be transferable or assignable other than by will or the laws of descent and distribution.

     IN WITNESS THEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of July 26, 1999.

                       GANNETT CO., INC.


                           /s/Richard L. Clapp
                       By:_________________________________
                          Name:  Richard L. Clapp
                          Title: Senior Vice President/Human
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